EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185632, No. 333-206788, 333-215643, and 333-232632 on Form S-8, of our report dated March 1, 2018 relating to the consolidated financial statements of Television Food Network, G.P. as of December 31, 2017 and for each of the two years in the period ended December 31, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding certain revenue and expense transactions with affiliated companies) appearing in the Annual Report on Form 10-K of Tribune Media Company for the year ended December 31, 2018, incorporated by reference in this Current Report on Form 8-K/A of Nexstar Media Group, Inc.

/s/ Deloitte & Touche, LLP

Cincinnati, Ohio

November 4, 2019